SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 25, 2001

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000	PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5. Other Events.

Pacific Gas and Electric Company's 1999 General Rate Case Proceeding

      On October 16, 2001, the California Public Utilities Commission (CPUC) issued a decision, voted on at the CPUC's October 10, 2001 meeting, granting applications for rehearing that had been filed by The Utility Reform Network and another party with respect to the CPUC's February 17, 2000 decision in Pacific Gas and Electric Company's (Utility) 1999 General Rate Case (GRC) for the period 1999-2001. (The Utility is the California utility subsidiary of PG&E Corporation.) As previously disclosed, the applications for rehearing, which have been pending since March 2000, alleged that the CPUC committed legal error by approving funding in certain areas that were not adequately supported by record evidence.

      In the decision, the CPUC found that in proposing a general rate increase the Utility has the obligation to produce clear and convincing evidence for each component of its proposed revenue requirements, and the CPUC cannot grant the requested increase to the extent the Utility fails to meet that obligation. In the rehearing decision, the CPUC reversed in part its prior determination regarding the adequacy of the evidence supporting the original 1999 GRC decision and reduced the adopted electric and gas distribution annual revenue requirement by at least $33.1 million. The $33.1 million revenue requirement reduction consists of (i) expense reductions of $28.1 million consisting of an $8.1 million reduction in the adopted 1999 expense level in the area of meter reading and a $20 million reduction in the adopted 1999 expense level in the area of customer account services and (ii) reductions in capital related costs of approximately $5 million (about 20 percent of a total $24.8 million reduction in rate base consisting of a $17.6 million reduction in the adopted 1998 electric distribution capital spending forecast in the area of emergency response work and a $7.2 million reduction in the adopted 1999 capital spending forecast for the Customer Information System).

      In addition, the decision orders the record to be reopened to receive evidence of the actual level of 1998 electric distribution capital spending in relation to the forecast used to determine 1999 rates, possibly resulting in an adjustment of the adopted 1998 forecast level to conform to the 1998 recorded level.

      Following the 1998 capital spending rehearing and resolution of all other outstanding matters, a final Results of Operations analysis will be performed and a final revenue requirement will be determined. The decision apparently intends that the revised revenue requirement would be made retroactive to January 1, 1999.

      The Utility is evaluating further CPUC and judicial review options. A petition for review of the rehearing decision by the California Supreme Court or the Court of Appeal would be filed by November 15, 2001.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: CHRISTOPHER P. JOHNS
________________________________________
CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By: DINYAR B. MISTRY
________________________________________
DINYAR B. MISTRY Vice President and Controller

Dated: October 25, 2001